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                                                                     EXHIBIT 4.2

                                  FORM OF NOTE
                             VISKASE COMPANIES, INC.
                      11 1/2% SENIOR SECURED NOTES DUE 2011

CUSIP No.
No.                                                                            $

         Viskase Companies, Inc., a Delaware corporation, for value received promises to pay to ___________________, or registered assigns, the principal sum of ____________ DOLLARS ($[ ]) on June 15, 2011.

         Interest Rate: 11 1/2%

         Interest Payment Dates: June 15 and December 15, commencing December 15, 2004

         Record Dates: June 1 and December 1

         Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

                                      VISKASE COMPANIES, INC.

                                      By:
                                          --------------------------------------
                                          Name:
                                          Title:





Dated:  ______



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                      TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the 11 1/2% Senior Secured Notes due 2011 referred to in the within-mentioned Indenture.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Trustee

Dated:  ______, 2004                    By:
                                            -----------------------------------
                                            Authorized Signatory




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                                (REVERSE OF NOTE)

                      11 1/2% SENIOR SECURED NOTE DUE 2011


         1. Interest.

         Viskase Companies Inc. (the "Company", which term includes any Surviving Entity) promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing December 15, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         2. Method of Payment.


         The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date, and on or before such Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts ("U.S. Legal Tender"). However, the Company may pay principal and interest by check payable in such U.S. Legal Tender. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder's registered address.

         3. Paying Agent and Registrar.

         Initially, LaSalle Bank National Association (the "Trustee") will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. Neither the Company nor any Affiliate of the Company shall act as Paying Agent or Registrar.

         4. Indenture.

         The Notes were issued under an Indenture, dated as of June 29, 2004 (the "Indenture"), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the "TIA"), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of such terms. The Notes are senior secured obligations of the Company. Each Holder, by

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accepting a Note, agrees to be bound by all of the terms and provisions of the
Indenture and the Registration Rights Agreement, as the same may be amended from time to time. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.

         5. Guarantees.

         Payment of principal and interest and Additional Interest, if any (including interest on overdue principal and overdue interest, if lawful), is unconditionally guaranteed, jointly and severally, by each of the Guarantors, if any. As of the Issue Date, there were no Guarantors, however, each future Domestic Restricted Subsidiary who is not an Immaterial Subsidiary will become a Guarantor and in the event a Domestic Restricted Subsidiary is no longer an Immaterial Subsidiary, it will be a Guarantor of the Notes. As a result, the Domestic Restricted Subsidiary will execute the necessary documents to become bound by the Indenture and the other Documents.

         6. Redemption.


         (a) Optional Make-Whole Redemption. At any time prior to June 15, 2008, the Company may, at its option, redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of:

                  (1) 100% of the aggregate principal amount of the Notes being redeemed; and

                  (2) the sum of the present values of 105 3/4 % of the aggregate principal amount of such Notes and scheduled payments of interest on such Notes to and including June 15, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

         (b) Optional Redemption. At any time on or after June 15, 2008, the Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the aggregate principal amount thereof) if redeemed during the twelve-month period commencing on June 15 of the year set forth below:

Year                                                                  Percentage
----                                                                  ----------
2008.................................................................   105 3/4%
2009.................................................................   102 7/8%
2010 and thereafter..................................................       100%


         In addition, the Company must pay accrued and unpaid interest and Additional Interest, if any, on the aggregate principal amount of the Notes redeemed.

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         (c) Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to June 15, 2007, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued under the Indenture. The Notes will be redeemed at a redemption price of [ ]% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption, provided that:

                  (1) at least 65% of the sum of (i) $90.0 million and (ii) the initial aggregate principal amount of Additional Notes issued under the Indenture after the Issue Date remain outstanding immediately after any such redemption; and

                  (2) the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

         (d) Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder's registered address. If fewer than all of the Notes are to be redeemed, at any time, selection of Notes for redemption will be made by the Trustee either in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate; provided that no partial redemption will reduce the principal amount of a Note not redeemed to a denomination of less than $1,000; and provided, further, that any such partial redemption made with the proceeds of an Equity Offering will be made only on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of the DTC or any other depository) unless such method is otherwise prohibited. Notes in denominations of $1,000 or more may be redeemed in part in multiples of $1,000 only.

         Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such redemption date sufficient to pay such redemption price plus accrued and unpaid interest and Additional Interest, if any, the Notes called for redemption will cease to bear interest from and after such redemption date, and the only remaining right of the Holders of such Notes will be to receive payment of the redemption price plus accrued and unpaid interest and Additional Interest, if any, as of the redemption date upon surrender to the Paying Agent of the Notes redeemed.

         7. Offers to Purchase.

         Sections 4.10 and 4.25 of the Indenture provide that after certain Asset Sales and upon the occurrence of a Change of Control and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

         8. Registration Rights.

         Pursuant to the Registration Rights Agreement among the Company, the Guarantors and the Initial Purchaser of the Initial Notes, the Company will be obligated to use its reasonable best efforts to file a registration statement with respect to a registered offer to exchange the Notes for notes 11 1/2% Senior Secured Exchange Notes due 2011 having substantially identical terms as the Notes and to cause that registration statement to be declared effective within specified time periods. The Holders of the Initial Notes shall be entitled to receive certain additional interest payments in the event such exchange offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.

         9. Denominations; Transfer; Exchange.

         The Notes are in registered form, without coupons, in denominations of $1,000 and any integral multiples thereof. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes, fees or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

         10. Persons Deemed Owners.

         The registered Holder of a Note shall be treated as the owner of it and the Notes of which it is composed for all purposes.

         11. Unclaimed Money.

         If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent may pay the money without interest thereon back to the Company. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

         12. Discharge Prior to Redemption or Maturity.

         If the Company at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or Maturity and complies with the other provisions of the Indenture relating thereto, the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for the rights of Holders to receive payments in respect of the principal of, and premium, if any, interest and Additional Interest, if any, on the Notes when such payments are due from the deposits referred to above.

         13. Amendment; Supplement; Waiver.

         So long as an amendment, modification, waiver or supplement does not adversely affect the rights of any of the Holders in any material respect, the parties may amend, modify, waive or supplement the Indenture, the Notes, the

Guarantees, and the Registration Rights Agreement, without consent of any Holder to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertified Notes or Guarantees in addition to or in place of certified Notes or Guarantees, to provide for the assumption of the Company's or a Guarantor's obligations to Holders in connection with a merger, to make a change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder, to comply with the TIA, to allow any Subsidiary or any other Person to guarantee the Notes, to release a Guarantor in limited circumstances, or to add or release Collateral in certain circumstances. Other such amendments of, modifications to, waivers of and supplements to the Indenture, the Notes or Guarantees may be made with the written consent of the Holders of at least a majority in aggregate principal of the Notes then outstanding.

         Without consent of each Holder of each Note affected thereby, no amendment, modification, waiver or supplement may, among other things, reduce the principal amount of Notes, reduce the rate of or change the time for payment of interest, reduce the principal of or change the fixed maturity of any Notes, the redemption date or reduce the redemption price (other than any advance notice requirement with respect to any redemption of the Notes), make any Notes payable in money other than that stated in the Notes, change the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer or to effect any Net Proceeds Offer, or subordinate the Notes or any Guarantee in right of payment to, or the Liens granted under the Collateral Agreements to any Lien on all or substantially all of the Collateral.

         Without the consent of Holders of 66?% of the then outstanding Notes issued under the Indenture, no amendment shall (1) release any Guarantor from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the term of this indenture; or (2) release all or substantially all of the Collateral otherwise than in accordance with the terms of this Indenture and the Collateral Agreements.

         14. Restrictive Covenants.

         The Indenture imposes certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, incur additional Indebtedness or grant Liens, make payments in respect of their Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

         15. Successors.

         When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes, the Guarantees and the Indenture, the predecessor will be released from those obligations.

         16. Defaults and Remedies.

         If an Event of Default (other than certain events of bankruptcy) occurs and is continuing and has not been waived, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and premium, if any, accrued interest and Additional Interest, if any, on all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

         17. Trustee Dealings with Company.

         Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiaries of the Company or its respective Affiliates as if it were not the Trustee.

         18. No Recourse Against Others.

         No past, present or future stockholder, director, officer, employee or incorporator, as such, of the Company or the Guarantors shall have any liability for any obligation of the Company under the Notes, the Guarantees, the Collateral Agreements or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

         19. Intercreditor Agreement.

         Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreement and all such replacement Intercreditor Agreements and each of the Holders hereby authorize the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Indenture.

         20. Excess Cash Flow Offer

         Section 4.25 of the Indenture provides that within 90 days after the end of each fiscal year of the Company (beginning 90 days after the fiscal year of the Company ending in 2006) for which Excess Cash Flow was greater than or equal to $2.0 million and subject to further limitations, the Company must offer to all Holders to purchase the maximum principal amount of Notes that may be purchased with 50% of Excess Cash Flow for such fiscal year at a purchase price in cash equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of such purchase in accordance with the procedures set forth in the Indenture.

         21. Authentication.

         This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

         22. Governing Law.

         THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS NOTE, THE GUARANTEES, THE COLLATERAL AGREEMENTS AND THE INDENTURE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         23. Waiver of Jury Trial.

         Each of the parties hereto and the holders (by their acceptance of the Note) hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any action or proceeding arising out of or in connection with the Indenture, this Note, the Guarantees, the Collateral Agreements or the transactions contemplated by the Indenture.

         24. Abbreviations and Defined Terms.

         Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).

         The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Viskase Companies, Inc., 625 Willowbrook Center Parkway, Willowbrook, IL 60527.

                                FORM OF GUARANTEE

         Each of the undersigned and their respective successors under the Indenture (collectively, the "Guarantors") has jointly and severally with each of the other Guarantors, irrevocably and unconditionally guaranteed, on a senior secured basis to the extent set forth in the Indenture, dated as of June 29, 2004, between the Company and LaSalle Bank National Association as Trustee (the "Indenture"), (i) the due and punctual payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest and Additional Interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article Ten of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

         THE OBLIGATIONS OF THE UNDERSIGNED TO HOLDERS OF THE NOTES AND TO THE TRUSTEE PURSUANT TO THIS NOTATION OF GUARANTEE (THE "GUARANTEE") AND THE INDENTURE ARE EXPRESSLY SET FORTH IN ARTICLE TEN OF THE INDENTURE AND REFERENCE IS HEREBY MADE TO THE INDENTURE FOR THE PRECISE TERMS OF THE GUARANTEE AND ALL OTHER PROVISIONS OF THE INDENTURE TO WHICH THE GUARANTEE RELATES. EACH HOLDER OF A NOTE, BY ACCEPTING THE SAME, (A) AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS AND (B) APPOINTS THE TRUSTEE ATTORNEY-IN-FACT FOR SUCH HOLDER FOR SUCH PURPOSES.

         This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.



IN WITNESS WHEREOF, each Guarantor has caused its Guarantee to be duly executed.


                                   [___________________________________________]


                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                 ASSIGNMENT FORM

         If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  (Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint
                        --------------------------------------------------------
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:                           Signed:
        ----------------                ----------------------------------------
                                        (Sign exactly as your name appears on
                                        the other side of this Note)

Signature Guarantee:
                      ---------------------------------

                       OPTION OF HOLDER TO ELECT PURCHASE

         If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, or 4.25 of the Indenture, check the appropriate box:

                           Section 4.10  [         ]

                           Section 4.25  [         ]

         If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or 4.25 of the Indenture, state the amount you elect to have purchased:

$
 ---------------------

Dated:
        -------------------           ------------------------------------------
                                      NOTICE: The signature on this assignment
                                              must correspond with the name as
                                              it appears upon the face of the
                                              within Note in every particular
                                              without alteration or enlargement
                                              or any change whatsoever and be
                                              guaranteed by the endorser's bank
                                              or broker.

                                 Signature Guarantee:
                                                     ---------------------------